Exhibit 21
                            Subsidiaries of the Registrant


                                            Jurisdiction of
                        Incorporation/FormatioPercent of Ownership
Parent(s)            Subsidiary
MFB Corp.           MFB Financial                        Federal           100%
MFB Financial     Mishawaka Financial Services, Inc.     Indiana           100%
MFB Financial     MFB Investments I, Inc.                Nevada            100%
                       ("MFB I")
MFB I             MFB Investments II, Inc.               Nevada            100%
                       ("MFB II")
MFB I and MFB II    MFB Investments, LP                  Nevada            100%